Exhibit 5.2

505 Montgomery Street, Suite 2000
San Francisco, California 94111-2562
Tel: (415) 391-0600 Fax: (415) 395-8095
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
June 21, 2006	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.
AMB Property, L.P.
AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111

Re:	Registration Statement on Form S-3; $500,000,000 Aggregate Offering Price of Debt Securities of AMB Property, L.P.
Ladies and Gentlemen:
     We have acted as special counsel to AMB Property, L.P., a Delaware limited partnership (the “Company”), and AMB Property Corporation, a Maryland corporation (the “Guarantor”), in connection with the issuance by the Company of up to $500,000,000 aggregate offering price of one or more series of senior, senior subordinated or subordinated debt securities (the “Debt Securities”) and the guarantees of the Debt Securities (the “Guarantees”, and together with the Debt Securities, the “Securities”) by the Guarantor, under the Indenture dated as of June 30, 1998 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2006, (the “Registration Statement”), which includes the form of prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as to the enforceability of the Debt Securities and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the State of Maryland are addressed in

June 21, 2006

the opinion of Ballard Spahr Andrews & Ingersoll, LLP, separately provided to you, and we express no opinion with respect to those matters.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when (i) the Securities have been duly established in accordance with the Indenture (including, without limitation, the execution and delivery by the Company, the Guarantor and the Trustee of one or more duly authorized supplements to the Indenture), duly authenticated by the Trustee and duly executed, issued and delivered on behalf of the Company and the Guarantor against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s), and (ii) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act and any and all Prospectus Supplement(s) required by applicable laws have been filed, and assuming that the terms of the Securities as executed, issued and delivered are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), the Debt Securities will have been duly authorized by all necessary corporate action of the Company, and the Debt Securities and Guarantees will be legally valid and binding obligations of the Company and the Guarantor, respectively, enforceable against them in accordance with their respective terms.
     The opinions rendered in the paragraph above relating to the enforceability of the Debt Securities and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 514 of the Indenture; or (ii) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.
     With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, (b) that the Indenture and the Securities have been duly authorized, executed and delivered by the Guarantor, (c) that the Securities have been duly authorized, executed and delivered by the Company and (d) that the status of the Indenture and the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

June 21, 2006

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP